Exhibit 5.18

Power of Attorney

This Power of Attorney (hereinafter referred to as this “Agreement”) was entered into by and between the following Parties on May 26, 2023 in Beijing, China:

Party A: Aixin Times (Beijing) Enterprise Management Co., Ltd.

Party B: Hu Wei, ID card No.: ***

In this Agreement, Party A and Party B are individually referred to as a “Party” and collectively as the “Parties”.

Whereas:

Party B holds 40.00% equity interests in Beijing Hongdian Fund Distributor Co., Ltd.  (“Chinese Company”) (corresponding to the registered capital of the domestic company of RMB 20 million Yuan, “Party B’s Shares”).

Now therefore, the Parties reached the following agreement through negotiation:

With respect to Party B’s Shares, Party B hereby irrevocably authorizes Party A to exercise the following rights during the term of this Agreement:

Party A is hereby authorized to act on behalf of Party B as the only agent and attorney of Party B with respect to all matters concerning Party B’s Shares, including but not limited to: 1) attending the shareholders’ meetings of the Chinese Company; 2) exercising all the shareholder’s rights and shareholder voting rights entitled to Party B under Chinese laws and the articles of association of the Chinese Company, including but not limited to the sale, transfer, pledge, or disposal of a part of or all Party B’s Shares; and 3) designating and appointing the legal representative (chairman), director, supervisor, chief executive officer, and other senior officers of the Chinese Company on behalf of Party B.

Without limiting the generality of the power granted under this Agreement, Party A shall, in accordance with this Agreement, have the power and be authorized to enter into the Transfer Agreement set forth in the Exclusive Option Agreement (Party B is required to be a party thereto) on behalf of Party B, and perform the provisions of the Share Pledge Agreement and Exclusive Option Agreement to which Party B is a party and which are executed on the same date as this Agreement.

All acts conducted by Party A concerning Party B’s Shares shall be deemed as the acts of Party B per se, and all documents executed by Party A concerning Party B’s Shares shall be deemed as being executed by Party B. Party B hereby acknowledges and approves such acts and/or documents of Party A.

Party A has the right to, at its sole discretion, grant or transfer the rights concerning the matters above to any other person or entity without prior notice to Party B or the consent of Party B.

During the period when Party B is a shareholder of the Chinese Company, this Agreement and the entrustment as accompanied equities hereunder shall be irrevocable and shall remain in force from the execution date of this Agreement.

During the term of this Agreement, Party B hereby waives all the rights concerning Party B’s Shares that are granted to Party A via this Agreement, and shall not exercise such rights by itself.

If, at any time during the term of this Agreement, the granting or exercise of the rights granted hereunder cannot be achieved for any reason, the Parties shall immediately seek an alternative plan which is most similar to the unenforceable provisions and, if necessary, enter into a supplementary agreement to amend or adjust the provisions herein, so as to ensure the achievement of the purpose hereof.

The execution, validity, performance, amendment, construction, and termination of this Agreement shall be governed by the laws of China.

In the event of any dispute arising from the construction and performance of this Agreement, the Parties shall first resolve such dispute through friendly negotiation. If the Parties fail to reach an agreement in resolving such dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiation, either Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing, and the language to be used in the arbitration shall be Chinese. The arbitration award shall be final and be binding on the Parties.

This Agreement is made in Chinese in two originals, each Party holds one original, and each original shall have the same legal force.

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There is no text on this page, which is the signature page of the Power of Attorney.

Party A:

Aixin Times (Beijing) Enterprise Management Co., Ltd. (Stamp)

/s/ Aixin Times (Beijing) Enterprise Management Co., Ltd.

Legal representative: /s/ Chen Chao

Party B:

Hu Wei

Signature: /s/ Hu Wei